UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 7, 2007

QUICKSILVER RESOURCES INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14837	75-2756163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 West Rosedale Street
Fort Worth, Texas 76104
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 11, 2007, Quicksilver Resources Inc. (“Quicksilver”) signed a Contribution Agreement with BreitBurn Operating L.P. (“BreitBurn Operating”) to contribute its oil and gas properties and facilities in Michigan, Kentucky and Indiana and its equity interests in various entities to BreitBurn Operating for an aggregate purchase price of $1.45 billion, payable as $750 million cash and 21,347,972 common units of BreitBurn Energy Partners L.P. (“BreitBurn Energy”).  The number of common units to be issued is subject to certain purchase price adjustments and BreitBurn Operating has the right to pay cash in lieu of any of the common units to be issued to Quicksilver, in each case valuing the common units at $32.79 per unit.  BreitBurn Operating paid Quicksilver a $35 million deposit upon the execution of the Contribution Agreement.  The transactions pursuant to the Contribution Agreement are expected to close at the beginning of November 2007 (the “Closing”) and will be effective upon the Closing.

The Contribution Agreement contains customary representations, warranties, covenants, indemnification obligations and closing conditions.  Subject to certain conditions and exceptions, the Contribution Agreement may be terminated prior to the Closing in the event that (a) the parties mutually consent to such termination, (b) the Closing has not occurred prior to the close of business on December 31, 2007, (c) there is a failure to meet certain closing conditions relating to title defects or environmental conditions, (d) there is a material breach or (e) any law, order or rule becomes final or effective prohibiting or making illegal the consummation of the transactions contemplated under the Contribution Agreement.

Pursuant to lock-up provisions in the Contribution Agreement, Quicksilver may not sell (i) any of the acquired units prior to the first anniversary of the Closing or (ii) more than fifty-percent (50%) of such units prior to 18 months after the Closing.  Certain exceptions exist for sales to affiliates of Quicksilver and for pledges or grants of security interests in the acquired units, provided that such affiliates and pledgees agree to the lock-up provisions.  In addition, Quicksilver will enter into a registration rights agreement with BreitBurn Energy at the Closing.  The registration agreement will require BreitBurn Energy to seek registration within one year of the Closing of Quicksilver’s resale from time to time of the acquired units.  Quicksilver will also have piggyback registration rights on other underwritten offerings of the acquired BreitBurn Energy common units.

For a complete statement of Quicksilver and BreitBurn Operating's rights and obligations under the Contribution Agreement and the transactions contemplated thereby, the Contribution Agreement must be read. The foregoing description is qualified in its entirety by reference to the Contribution Agreement, a copy of which will be filed in a future filing with the Securities and Exchange Commission.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 7, 2007, the Board of Directors of Quicksilver elected W. Byron Dunn to serve as a director of Quicksilver.  Mr. Dunn’s term will become effective on October 1, 2007, and he will serve in the class of directors whose terms expire in 2008.  The Board also appointed Mr. Dunn to serve, effective October 1, 2007, as a member of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board.

Item 8.01.	Other Events.

On September 11, 2007, Quicksilver issued a press release announcing the election of W. Byron Dunn as a director of Quicksilver.  The full text of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On September 12, 2007, Quicksilver issued a press release announcing (i) it has entered into the Contribution Agreement and (ii) its global borrowing base under its senior secured revolving credit facility has increased by $250 million.  The full text of this press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

  (d) Exhibits:

Exhibit Number	Description
99.1	Press release dated September 11, 2007.
99.2	Press release dated September 12, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ Glenn Darden
Glenn Darden
President and Chief Executive Officer

Date: September 12, 2007

Index to Exhibits

Exhibit Number	Description
99.1	Press release dated September 11, 2007.
99.2	Press release dated September 12, 2007.